UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 __________________________
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 9, 2022
GATX Corporation
(Exact name of registrant as specified in its charter)

New York	1-2328	36-1124040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
233 South Wacker Drive
Chicago, Illinois 60606-7147
(Address of principal executive offices, including zip code)
(312) 621-6200
(Registrant’s telephone number, including area code)
 __________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	GATX	New York Stock Exchange
Chicago Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported on June 30, 2022, effective October 1, 2022, N. Gokce Tezel, Executive Vice President of GATX Corporation (the “Company” or “GATX”) and President - Rail International, will become a Strategic Advisor to GATX Chief Executive Officer Robert C. Lyons and other senior leaders of GATX through June 30, 2023 or Mr. Tezel’s earlier voluntary resignation (the “Term”). On August 9, 2022, GATX entered into an Employment Agreement with Mr. Tezel providing for his service as Strategic Advisor effective October 1, 2022.
The Employment Agreement provides that, during the Term, Mr. Tezel will continue to receive his base salary at the rate in effect on October 1, 2022 and to participate in the Company’s employee benefit plans generally available to senior employees of the Company. In addition, Mr. Tezel will be entitled to receive a prorata portion (three-fourths) of his Corporate Officer Incentive Program bonus for 2022 when payments under that program are made for 2022. Mr. Tezel’s awards under the GATX Corporation Incentive Award Plan will remain outstanding and continue to vest in accordance with their terms. The current Agreement for Employment Following a Change of Control, dated March 1, 2018, between GATX and Mr. Tezel (the “CoC Agreement”) will continue in effect with respect to any change of control occurring on or prior to September 30, 2022, and any benefits payable under the CoC Agreement would be in lieu of the separation benefits described below. If no change of control has occurred by September 30, 2022, the CoC Agreement will terminate and have no force or effect.

The Company will continue to honor the terms of its June 3, 2020 expatriate agreement with Mr. Tezel during the Term. Consistent with the terms of that expatriate agreement, if the Term ends before June 30, 2023 other than for cause, the Company will continue to provide Mr. Tezel with expatriate housing and automobile benefits for 60 days (or, if earlier, July 31, 2023). If Mr. Tezel resigns more than 60 days before June 30, 2023, after receiving Company-provided housing and benefits for 60 days, Mr. Tezel may continue to occupy the residence and use the automobile until June 30, 2023 at his own cost. Mr. Tezel will continue to participate in GATX’s tax equalization program with respect to all compensation attributable to his assignment outside the United States.

The Term will automatically terminate on June 30, 2023 or the earlier death or disability of Mr. Tezel and may be terminated by Mr. Tezel for any reason upon seven days’ notice to GATX or by GATX for cause. The Employment Agreement provides that, in exchange for certain waivers, releases and non-competition, non-solicitation and confidentiality covenants for the Company’s benefit, the Company will provide Mr. Tezel with certain separation benefits. In the event the Term ends on June 30, 2023 or due to Mr. Tezel’s earlier death or disability, the separation benefits consist of (a) continued payment of Mr. Tezel’s base salary for six months, (b) a lump sum payment of $283,680 and (c) (except in the case of death or disability) outplacement services. In the event of Mr. Tezel’s voluntary resignation prior to June 30, 2023, the separation benefits consist of (i) continued payment of Mr. Tezel’s base salary for a number of months ranging from a maximum of 12 (if separation occurs in October 2022) to a minimum of six (if separation occurs in or after April 2023), (ii) a lump sum payment of $283,680, (iii) if separation occurs on or prior to January 15, 2023, an additional lump sum payment of $225,000 and (iv) outplacement services. In all cases, receipt of separation benefits is conditioned upon Mr. Tezel’s delivery of a release of claims, vacating or returning the Company-provided residence and automobile and continued compliance with a one-year covenant not to provide services for two of the Company’s competitors, a one-year covenant not to solicit Company employees and customary confidentiality obligations.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the full and complete text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, effective as of October 1, 2022, between GATX Corporation and Necati Gokce Tezel.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GATX CORPORATION
(Registrant)

/s/ Deborah A. Golden
Deborah A. Golden
Executive Vice President, General Counsel and Corporate Secretary
August 12, 2022